Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

USANA Health Sciences, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.001 per share. As used in this summary, the terms “USANA,” “the Company,” “we,” “our” and “us” refer to USANA Health Sciences, Inc.

The following is a description of the material terms and provisions relating to our capital stock. The following description is a summary that is not complete and is subject to and qualified in its entirety by reference to our Articles of Restatement to our Articles of Incorporation (our “Articles”) and our Second Amended and Restated Bylaws (our “Bylaws”), and to provisions of the Utah Revised Business Corporation Act (the “URBCA”). Copies of our Articles and our Bylaws, each of which may be amended from time to time, are included as exhibits to the Annual Report on Form 10-K to which this description is an Exhibit.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. The holders of our common stock do no have cumulative voting rights.

Dividends

Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription, or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Utah Law and the Articles and Bylaws

Utah Control Shares Acquisitions Act

The Utah Control Shares Acquisitions Act (the “Control Shares Act”) provides that any person or entity that acquires “control shares” of an “issuing public corporation” in a “control share acquisition” is denied

Exhibit 4.2
voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the issuing public corporation elects to restore such voting rights. The Control Shares Act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the Control Shares Act, would bring its voting power following such acquisition within any of the following three ranges of all voting power of the issuing public corporation: (i) 1/5 or more but less than 1/3; (ii) 1/3 or more but less than a majority; or (iii) a majority or more. An “issuing public corporation” is any Utah corporation that (a) has 100 or more shareholders, (b) has its principal place of business, principal office or substantial assets within the State of Utah and (c) has more than 10% of its shareholders resident in the State of Utah, more than 10% of its shares owned by Utah residents, or 10,000 shareholders resident in the State of Utah. A “control share acquisition” is generally defined as the direct or indirect acquisition (including through a series of acquisitions) of either ownership or voting power associated with issued and outstanding control shares.

Under the Control Shares Act, a person or entity that acquires control shares pursuant to a control share acquisition acquires voting rights with respect to those shares only to the extent granted by resolution approved by each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding all interested shares. The acquiring person may file an “acquiring person statement” with the issuing public corporation setting forth the number of shares of the issuing public corporation owned (directly or indirectly) by the acquiring person and each other member of the group and certain other specified information. Upon delivering the statement together with an undertaking to pay the issuing public corporation’s expenses of a special shareholders’ meeting, the acquiring person may request a special meeting of the shareholders. After receiving such a request, the directors of the issuing public corporation are required to call a special shareholders’ meeting for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition. If no request for a special meeting is made, the voting rights to be accorded the control shares are to be presented at the issuing public corporation’s next special or annual meeting of shareholders. If either (i) the acquiring person does not file an acquiring person statement with the issuing public corporation or (ii) the shareholders do not vote to restore voting rights to the control shares, the issuing public corporation may, if prior to the control share acquisition its articles of incorporation or bylaws so provide, redeem the control shares from the acquiring person at fair market value. Our Articles and Bylaws do not currently provide for such a redemption right. Unless otherwise provided in the articles of incorporation or bylaws of an issuing public corporation, all shareholders are entitled to dissenters’ rights if the control shares are accorded full voting rights and the acquiring person has obtained majority or more of all voting power. Our Articles and Bylaws do not currently deny such dissenters’ rights.

The directors or shareholders of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Shares Act through adoption of a provision to that effect in the corporation’s articles of incorporation or bylaws. To be effective, such an exemption must be adopted prior to the control shares acquisition. We have not yet taken any such action.

The provisions of the Control Shares Act may discourage individuals or entities interested in acquiring a significant interest in or control of us.

Shareholder Meetings

The Bylaws provide that a special meeting of shareholders may only be called by our chair of the board, chief executive officer, or board of directors acting pursuant to a resolution adopted by a majority of the board of directors, or at the written request of the holders of not less than one-tenth (1/10) of all of the outstanding shares of the Company entitled to vote at the meeting.

Shareholders Not Entitled to Cumulative Voting

The Articles do not permit shareholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Exhibit 4.2

Action by Written Consent

Our Articles and Bylaws provide that directors may not be elected by written consent, unless such consent is executed unanimously by all shares that are entitled to vote for the election of directors. All other actions, unless otherwise limited by applicable law, may be taken without a meeting if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote on the action were present and voted.

Amending our Certificate of Incorporation and Bylaws

Our Articles may be amended or altered in any manner provided by the URBCA. Our Bylaws may be amended, altered, or repealed by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all shares of capital stock of the Company then entitled to vote generally in the election of directors. Additionally, our Bylaws may be amended or repealed at any time by our board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock is available for future issuances without shareholder approval, except as required by the listing standards of New York Stock Exchange, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “USNA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions.